Exhibit 99.1

         Investor Relations Contact:        Public Relations Contact:
         Meredith Mendola                   Maria Battaglia
         781-370-6151                       781-370-5245
         mmendola@ptc.com                   mbattaglia@ptc.com


               PTC Expands Board of Directors with Appointment of
                Electronics Industry Veteran Joseph M. O'Donnell


NEEDHAM, Mass., May 27, 2004 - PTC (Nasdaq: PMTC), the product development company(TM), today announced that Joseph M. O'Donnell has been appointed to the Board of Directors. O'Donnell is the Chairman, President and Chief Executive Officer of Artesyn Technologies (Nasdaq: ATSN), a leading electronic products provider for the communications industry. The appointment of O'Donnell expands PTC's board to seven members.

O'Donnell has over 25 years of management experience in the electronics industry, one of PTC's major vertical market segments. He has served as President and CEO of Artesyn Technologies since 1994, successfully navigating the company through the telecommunications boom and subsequent market contraction of the last few years. His prior experience includes serving as President and CEO of Savin Corporation, a manufacturer of digital imaging equipment, between 1993 and 1994. O'Donnell also led the formation of GO/DAN Industries (now TransPro, Inc.) a supplier of heat-transfer products to the automotive industry, and served as its President and CEO for three years. O'Donnell began his career in engineering, marketing and general management positions with ITT Industries and General Instrument Corporation. He received both a Bachelor of Science degree and an MBA from the University of Tennessee.

"Joe's substantial management experience combined with his expertise in manufacturing and the electronics industry further expands the collective skill set of PTC's Board of Directors," said Noel G. Posternak, Chairman of the Board of Directors. "In addition, the appointment of an additional independent director to PTC's Board reflects our ongoing commitment to strong corporate governance practices. We are pleased to welcome Joe to PTC's Board of Directors."

Information on PTC Corporate Governance is available at http://www.ptc.com/go/governance.

About PTC
PTC (Nasdaq: PMTC) develops, markets, and supports software solutions that help manufacturers win with superior products. With a total commitment to product development and product lifecycle management (PLM), the Company services more than 35,000 customers worldwide. PTC is included in the S&P 500 and Russell 2000 indices. Further information on PTC is available at http://www.ptc.com.

PTC, The Product Development Company, and all PTC product names and logos are trademarks or registered trademarks of Parametric Technology Corporation or its subsidiaries in the United States and in other countries. All other companies and products referenced herein have trademarks or registered trademarks of their respective holders.